================================================================================

REGISTRATION NO. 333-57468

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       MedStrong International Corporation
                 (Name of Small Business Issuer in Its Charter)

        Delaware                   4899                     95-4855709
----------------------   --------------------------  ---------------------------
(State of Jurisdiction      (Primary Standard             (I.R.S. Employer
   of Incorporation      Industrial Classification)      Identification No.)
   or Organization)            Code Number

                350 Bedford Street, Suite 203, Stamford, CT 06901
          (Address and Telephone Number of Principal Executive Offices)

                350 Bedford Street, Suite 203, Stamford, CT 06901
                    (Address of Principal Place of Business)

                           Joel San Antonio, Chairman
                       MedStrong International Corporation
                350 Bedford Street, Suite 203,Stamford, CT 06901
                                 (203) 352-8800
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                             Stephen Rosenberg, Esq.
                            Ralph A. Siciliano, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue, 13th Floor
                               New York, NY 10022
                              Phone: (212) 508-6700
                            Facsimile: (212) 371-1084

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, checking the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------
     TITLE OF EACH                                PROPOSED             PROPOSED
        CLASS OF               DOLLAR              MAXIMUM              MAXIMUM
       SECURITIES           AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    TO BE REGISTERED         REGISTERED           PER UNIT               PRICE         REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------
         Units               $4,000,000        $.50 per Unit          $4,000,000            $1,000(2)

----------------------------------------------------------------------------------------------------------
     Common Stock,
   $.001 par value(1)        $3,920,000        $.49 per Share         $3,920,000                --

----------------------------------------------------------------------------------------------------------
     Common Stock
      Warrants(1)            $   80,000        $.01 per Warrant       $   80,000                --
----------------------------------------------------------------------------------------------------------
  Common Stock, $.001
     par  value,             $6,000,000        $.75 per Share         $6,000,000            $1,500(2)
Issuable on Exercise of
        Warrants

----------------------------------------------------------------------------------------------------------

(1) Included in units for the purposes of calculating the registration fee.

(2) Registration fee was paid with filing of original Registration Statement.

                            [MEDSTRONG LOGO OMITTED]

         This post-effective amendment no. 2 has been prepared to provide current information to the holders of warrants to purchase our common stock in order to assist them in making the decision of whether or not to exercise their warrants. The terms of the warrants have been changed as described under the heading "Description of Securities" on page 28. This post-effective amendment no. 2 should be read in conjunction with our prospectus, and particularly the risk factors described in the prospectus, and with the documents which we incorporate by reference, in order to have a full understanding of our company.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS POST-EFFECTIVE AMENDMENT NO. 2. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................2
RISK FACTORS...................................................................3
NOTE REGARDING FORWARD LOOKING STATEMENTS.....................................10
CAPITALIZATION................................................................11
DESCRIPTION OF BUSINESS.......................................................12
MANAGEMENT....................................................................20
PRINCIPAL STOCKHOLDERS........................................................25
DESCRIPTION OF SECURITIES.....................................................28
OFFICE........................................................................29
EXPERTS.......................................................................29
FINANCIAL AND OTHER INFORMATION...............................................30
SIGNATURES....................................................................37

                               PROSPECTUS SUMMARY

OUR OUTSTANDING SECURITIES

         As of June 7, 2004 we have 32,748,043 shares of common stock outstanding. As of June 7, 2004, we also have outstanding 4,302,000 warrants to purchase one share each of our common stock at a purchase price of $.40 per share, which have not been exercised. Additionally, as of June 7, 2004 there are outstanding 430,200 warrants to purchase one unit, each consisting of one share of our common stock and one warrant to purchase our one share of common stock for a purchase price of $.40 per share, at a purchase price of $.40 per unit outstanding and held by the placement agent in our original initial public offering. As of June 7, 2004, the last reported price of our common stock on the over-the-counter market was $.8 per share. Our common stock trades under the symbol MSRG. Our warrants trade under the symbol MSRGW and the last reported price on the same date was $.2 per warrant.

         The public offering described in our prospectus dated July 31, 2001 was completed on December 31, 2001. A total of 4,302,000 units were sold in the offering. Each unit consisted of one share of our common stock, $.001 par value, and a warrant to purchase one share of our common stock. An aggregate of $2,151,000 in proceeds was paid for the units, of which over $1,650,000 was received by our company, after deduction of placement agent fees and expenses of the offering. These proceeds have been utilized for the purposes described in the prospectus, including the payment in full of our outstanding debt obligations at such time.

SUMMARY OF FINANCIAL DATA

         The following tables set forth certain summary financial data for our company. You should read this information together with the financial statements and the notes to the statements contained in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, particularly on Form 10-KSB for the year ending December 31, 2003 and on Form 10QSB for the quarter ending March 31, 2004.


                                                       FOR THE FISCAL YEAR ENDED         FOR THE QUARTER ENDED
   STATEMENT OF OPERATIONS DATA:                           DECEMBER 31, 2003                 MARCH 31, 2004
   -----------------------------                           -----------------                 --------------
   Revenues                                                  $   277,700                       $    62,488
   Loss from operations                                      $  (811,077)                      $  (151,650)
   Net loss                                                  $  (883,983)                      $  (179,830)
   Net loss attributable to stockholders                     $  (883,983)                      $  (179,830)
   Basic and diluted net loss per share                      $     (0.03)                           ($0.01)
                                                             -----------                       -----------
   Weighted average shares outstanding used in                31,506,122                        32,571,821
   basic and diluted net loss per share
   calculation


   BALANCE SHEET DATA:                                     DECEMBER 31, 2003                 MARCH 31, 2004
   -------------------                                     -----------------                 --------------
   Cash and cash equivalents                                 $    24,301                       $    18,446
   Working capital (deficit)                                 $  (783,708)                      $(1,007,161)
   Total assets                                              $   159,082                       $   256,115
   Total liabilities                                         $   934,745                       $ 1,161,258
   Total stockholders' equity (capital deficiency)
                                                             $  (775,663)                      $  (905,143)

                                  RISK FACTORS

AN INVESTOR SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF ITS INVESTMENT IN THE COMPANY AND SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER RISK FACTORS IN OUR PROSPECTUS AND OTHER INFORMATION IN THIS POST-EFFECTIVE AMENDMENT NO. 2 AND OUR PROSPECTUS BEFORE DECIDING TO EXERCISE ITS WARRANTS.

GENERAL

MINIMAL REVENUES AND ASSETS

         We have had minimal revenues since inception which have been insufficient to fund our planned operations. We funded our operating costs with through the sale of our equity securities and debt. Our ability to continue as a going concern is dependent upon our ability to obtain funds to meet our obligations on a timely basis, obtain additional financing or refinancing as may be required, and ultimately to attain profitability. There are no assurances that we will be able to obtain any additional financing or, if we are able to obtain additional financing, that such financing will be on favorable terms. The inability to obtain additional financing when needed would have a material adverse effect on operating results.

OUR BUSINESS IS IN THE DEVELOPMENTAL STAGE AND WE EXPECT TO INCUR LOSSES IN THE FUTURE

         Our operations have generated little revenue and are not profitable. We have incurred net operating losses from the formation of our company through March 31, 2004, of $3,442,427 and have working capital and stockholders' deficiencies of $1,007,162 and $905,143, respectively, at March 31, 2004. We expect that we will continue to incur operating losses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of our common stock.

WE HAVE ONLY A LIMITED OPERATING HISTORY AND HAVE NOT OPERATED PROFITABLY SINCE INCEPTION AND WE WILL BE REQUIRED TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL

         Our operations have never been profitable, and it is expected that we will continue to incur operating losses in the future. In 2003, we generated $277,700 in revenues, incurred operating expenses of $1,088,777 and had a net loss of $783,708. As of June 7, 2004, we had approximately $200 of cash on hand to fund operations. There is no assurance that we will operate profitably in the future.

         We will have to obtain significant additional capital to continue development of our proposed business. There is no assurance that we will be able to obtain sufficient capital to develop our proposed pharmaceutical development business.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions, issued in connection with our financial statements, which states that our ability to continue as a going concern is uncertain due to our continued operating losses, the excess of our liabilities over our assets and uncertain conditions we face in our day-to-day operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RISKS RELATING TO OUR NEW BUSINESS

THIS IS A NEW BUSINESS FOR US AND WE HAVE NO EXPERIENCE IN IT

         We have effectively terminated our medical records on-line business since it has not been profitable and have, instead, entered into a license agreement with our former chief executive officer. We have begun efforts to engage in the business of entering into joint ventures and other arrangements to acquire interests in one or more products, only one of which has been entered into. We have no experience in this business and we have no way to determine whether it will be successful. To date, we have not received any revenues from this business.

THERE ARE RISKS RELATING TO A.D. PHARMA, INC.

         We entered into an agreement with A.D. Pharma, Inc. to acquire an interest in proceeds from the marketing of a hangover reducer and intoxication prevention product called Notox(R) which may not be successful. Pharma may not be able to sell the product. Our transaction with Pharma is dependent upon Pharma's agreement with Imperial Gold Hong Kong Inc. under which Pharma received the exclusive rights to market Notox in the United States. Pharma may breach or terminate the agreement it has with us, either Pharma or Imperial breach or terminate their agreement or Pharma may fail to market and sell Notox and our ability to receive revenues from the product will be adversely affected.

         Pursuant to the terms of Pharma's agreement with Imperial, the agreement may be terminated by Imperial at anytime after December 15, 2006 for any reason with notice and in the event that Pharma fails to generate its semi-annual minimum sales of capsules of Notox for 2004 and for the subsequent calendar period.

         In the event Imperial terminates the agreement with Pharma, Pharma will no longer have rights to sell Notox, and therefore, we will no longer receive payments with respect to Notox.

NOTOX MAY FACE COMPETITION

         Competition in the hangover reducer industry is intense. Pharma may face competition from companies marketing existing products or developing new products to reduce a hangover. There can be no assurance that Notox will be able to compete successfully with existing products or products under development by other companies.

PHARMA MAY DEPEND ON THIRD PARTIES

         Pharma may rely entirely on third parties for a variety of functions, including certain functions relating to research, marketing, and sales and regulatory affairs. There can be no assurance that Pharma will be able to establish and maintain any of these relationships on acceptable terms or enter into these arrangements without undue delays or expenditures. Pharma may also rely entirely on Imperial to supply Notox on a timely basis so that it can fill orders. There is no assurance that Imperial will provide such service which could effect our ability to receive our interest in Notox.

NOTOX MAY BE SUBJECT TO GOVERNMENT REGULATIONS AND THERE IS NO ASSURANCE OF REGULATORY APPROVAL

         We have been advised that Notox is classified as a food product, and therefore, not subject to comprehensive regulation by the Food and Drug Administration (FDA) in the United States and by comparable authorities in other countries. However, if the FDA determines that Notox is subject to their regulation, sales of Notox would have to cease until FDA approval would be received, if ever. It is likely that FDA approval would not be received during the period in which we have an interest in Notox.

SALES AND MARKETING MAY BE UNSUCCESSFUL

         Pharma has no experience in sales, marketing or distribution and might not have management and staff that are trained in these areas. Thus, any revenues received by Pharma may be dependent on the efforts of third parties. Pharma would not control the amount and timing of marketing resources such third parties would devote to Pharma. If any of such parties were to fail to conduct marketing activities successfully and in a timely manner, the commercialization of Notox would be delayed or terminated, which could have a material adverse effect on our interest in Notox. There can be no assurance that Pharma will be able to establish a successful marketing program.

IMPERIAL OR PHARMA MAY BE EXPOSED TO PRODUCT LIABILITY RISKS AND MAY HAVE LIMITED INSURANCE AVAILABLE

         Imperial or Pharma may be exposed to potential product liability risks which may be inherent in the testing, manufacturing, marketing and sale of a product, and there can be no assurance that Imperial or Pharma will be able to avoid significant product liability exposure. Product liability insurance is generally expensive, if available at all. Even if Imperial and Pharma have insurance, there can be no assurance that their insurance coverage will continue to be adequate. Any litigation involving a product liability lawsuit for Notox could require substantial resources and have a material adverse effect on our interest in Notox.

IMPERIAL MAY USE HAZARDOUS MATERIALS

         Imperial's research and development work and manufacturing processes may involve the use of hazardous, controlled and radioactive materials.

         Imperial is subject to Federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although Imperial may maintain safety procedures for handling and disposing of such materials they believe comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Imperial could be held liable for any damages that result and any such liability could exceed the resources of Imperial, and therefore, may have a material adverse effect on Pharma's ability to market the product and subsequently adversely affect our interest in Notox.

THERE ARE RISKS RELATING TO POTENTIAL CORPORATE COLLABORATIONS

         Our new business strategy may include identifying and partnering with one or more pharmaceutical and/or biotechnology companies. Except for Notox, there can be no assurance that we will enter into any relationships with these firms and, even if we do enter into such relationships, that the arrangements will be on favorable terms or that our relationship will be successful. In some cases we will generate income from a relationship only after a product has achieved significant preclinical and/or clinical development, has procured requisite regulatory approvals and/or has established its manufacturing capabilities.

         The business strategies with which we may become involved may include entering into collaborations or marketing and distribution arrangements with corporate partners, primarily pharmaceutical companies, for the development (including clinical development), commercialization, marketing and distribution of product candidates and may be dependent on such corporate collaboration to fund clinical testing, to make certain regulatory filings and to manufacture and market products resulting from the collaboration. There can be no assurance that such arrangements with a corporate collaboration will be scientifically, clinically or commercially successful. In the event that any such arrangement is made and then terminated, such action could adversely affect our business.

         If any of our potential business partners breach or terminate their agreements with us, or fail to develop or commercialize their products or fail to develop or commercialize their products in a timely manner, our ability to receive revenues from the relationship will be adversely affected.

         Our business also will be affected by the effectiveness of marketing of the products. A reduction in sales efforts or discontinuance of sales of any developed products could result in an unsuccessful product, thus having a material adverse effect on our business.

THERE ARE UNCERTAINTIES ASSOCIATED WITH PRECLINICAL AND UNSUCCESSFUL CLINICAL TESTING

         Our potential business partners may be involved in developing drugs on which they plan to file investigational new drug applications with the FDA or make equivalent filings outside of the United States. There can be no assurance that necessary preclinical studies on these products will be completed satisfactorily, if at all, or that our potential business partners otherwise will be able to make their intended filings. Further, there can be no assurance that our potential business partners will be permitted to undertake and complete human clinical trials of any of their potential products, either in the United States or elsewhere, or, if such trials are permitted, that such products will not have undesirable side effects or other characteristics that may prevent them from being approved or limit their commercial use if approved.

         In addition, there can be no assurance that clinical trials of products under development will demonstrate safety and efficacy at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.

         Consequently, the period of time necessary to complete clinical testing and receive regulatory approval can be quite extensive and involve many years.

         Clinical trials involving product candidates may take longer to complete than clinical trials involving other types of therapeutics. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and may have a material adverse effect.

THE PRODUCTS WILL FACE COMPETITION

         Competition in the dietary supplements, pharmaceutical and biotechnology industries is intense. Our potential business partners may face competition from companies marketing existing products or developing new products.

         There can be no assurance that products in which we have an interest will be able to compete successfully with existing products or products under development by other companies, universities and other institutions.

THE PRODUCTS MAY BE SUBJECT TO GOVERNMENT REGULATIONS AND THERE IS NO ASSURANCE OF REGULATORY APPROVAL

         Our future products, if any, may be subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other Federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of the our potential business partners' products.

         Among other requirements, FDA approval may be required before such products may be marketed in the United States. In order to obtain FDA approval of a product, our potential business partners must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that our potential business partners are capable of manufacturing the product with procedures that conform to the FDA's current Good Manufacturing Practices regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delays and our potential business partners may have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. There can be no assurance that such approvals will be granted on a timely basis, or at all.

         Our potential business partners may also be subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other foreign countries. Nor does approval by regulatory authorities in other countries assure approval by the FDA. There can be no assurance that our potential business partners or their partners will file for regulatory approvals or receive necessary approvals to commercialize product candidates in any market. Delays in receipt of or failure to receive regulatory approvals, or the loss of previously received approvals, would have a material adverse effect.

SALES AND MARKETING MAY BE UNSUCCESSFUL

         Our business partners, if any, will seek to market and sell their products through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Our potential business partners may not have experience in sales, marketing or distribution and might not have management and staff that are trained in these areas.

         Thus, any revenues received by our potential business partners may be dependent on the efforts of third parties. There can be no assurance that our potential business partners will be able to establish a successful marketing program.

WE MAY DEPEND ON THE PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

         We may depend in part on the strength of our potential business partners obtaining, maintaining and enforcing patent and other proprietary rights for their products. Because of the pharmaceutical industry's competitive nature, there is a great potential for other companies to develop and market similar products.

         There can be no assurance that patent applications owned by or licensed to our potential business partners will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

         Although a patent may have a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that our potential business partners' issued patents for products will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent infringement is often substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that our potential business partners' products will not be infringed. In addition to patents, patent applications and licenses, our potential business partners will probably also rely on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our potential business partners' technology or disclose such technology, or that our potential business partners can meaningfully protect their rights in such unpatented technology, trade secrets and information.

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT

         In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which our potential business partners conduct their business. Such changes also could have a material adverse effect on our potential business partners' ability to raise capital. Furthermore, our potential business partners' ability to commercialize products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are collaborators or prospective collaborators of our potential business partners.

OUR POTENTIAL BUSINESS PARTNERS MAY BE EXPOSED TO PRODUCT LIABILITY RISKS AND MAY HAVE LIMITED INSURANCE AVAILABLE

         Our potential business partners' businesses may be exposed to potential product liability risks which may be inherent in the testing, manufacturing, marketing and sale of human vaccine and therapeutic products, and there can be no assurance that our potential business partners will be able to avoid significant product liability exposure. Even if our potential business partners have insurance, there can be no assurance that the potential business partners' insurance coverage will continue to be adequate as our potential business partners' further develops products. In addition, our potential business partners' license and development agreements, if any, may require our potential business partners to obtain product liability insurance and it is possible that license and collaborative agreements which our potential business partners may enter into in the future may also include such a requirement. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on our potential business partners, and potentially a material adverse effect on our business.

OUR POTENTIAL BUSINESS PARTNERS MAY REQUIRE ADDITIONAL FINANCING THAT WE OR THIRD PARTIES ARE UNABLE TO PROVIDE

         Our potential business partners may require financing in excess of the amount that we have provided in order to complete development or to commercialize their products. If this additional financing is not available to a business partner of ours that requires such financing, our investment in that business partner could be lost.

                    NOTE REGARDING FORWARD LOOKING STATEMENTS

         This post-effective amendment no. 2 and the prospectus contain forward-looking statements that involve substantial known and unknown risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plans," "project," and similar expressions. You should read statements that contain these words carefully because they discuss the development stage in which we are operating; our lack of revenues; our ability to continue as a going concern; our possible need for additional financing; uncertainty of market acceptance of our product once introduced; competition; technological obsolescence; ability to not violate others' rights; dependence on key personnel, as well as other factors detailed in "Risk Factors" contained in this post effective no. 2 and our prospectus. Before you invest in our company, you should be aware that the occurrence of the events described in these risk factors and elsewhere in the prospectus and this supplement and in the documents incorporated by reference could have material adverse effect on our business, results of operations and financial position. Such statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, (a) our ability to earn revenues sufficient to pay our expenses, (b) prevailing economic conditions which may significantly deteriorate, thereby reducing the demand for our products and services, regulatory or legal changes affecting our business, or (c) our ability to secure necessary capital for general operating or expansion purposes. Should one or more of these or any other risks or uncertainties materialize or develop in a manner adverse to us, or should our underlying assumptions prove incorrect, actual results of operations, cash flows or our financial condition may vary materially from those anticipated, estimated or expected. Furthermore, there is no assurance that our new line of business will be successfully launched or will be profitable since it depends, among other things, on (a) our ability to raise funds for this business, (b) our ability to put together the necessary team and infrastructure, (c) the availability of suitable business opportunities, (d) the successful development of the products and devices, and (e) the success of those opportunities in the marketplace.

                                 CAPITALIZATION

         The following table sets forth our total capitalization as of December 31, 2003 and March 31, 2004.


                                                                     December 31, 2003           March 31, 2004
                                                                     -----------------           --------------
Current liabilities                                                     $   835,798                $ 1,053,365
Long-term Obligations-Deferred rent                                     $    98,947                $   107,893
Stockholders' equity (Capital Deficiency):
  Common stock, $.001 par value, 75,000,000 shares
     authorized, issued and outstanding -31,898,043 at
     December 31, 2003 and 32,748,043 at March 31,
     2004                                                               $    32,748                $    31,898
Additional paid-in capital                                              $ 2,455,036                  2,504,536
Deficit accumulated in development stage                                $(3,262,597)               $(3,442,427)
Total stockholders' equity (capital deficiency)                         $  (775,663)               $  (905,143)
Total capitalization                                                    $   159,082                $   256,115

                             DESCRIPTION OF BUSINESS

BACKGROUND

         MedStrong International Corporation is a development stage company that was incorporated in the State of Delaware on May 19, 2000. We have an authorized capital of 75,000,000 shares of common stock, each with a par value of $.001. As of June 7, 2004, 32,748,043 shares of common stock have been issued and are outstanding. As of June 7, 2004, 4,302,000 warrants to purchase one share each of our common stock at a purchase price of $.40 per share are presently outstanding, but have not been exercised. Additionally, there are 430,200 warrants to purchase one unit, each consisting of one share of our common stock and one warrant to purchase our common stock for a purchase price of $.40 per share, at a purchase price of $.40 per unit, presently outstanding and held by our placement agent giving our original initial public offering.

         Our common stock and warrants are quoted on the Over-The-Counter Bulletin Board and trade under the symbol MSRG and MSRGW respectively. Our public offering described in our prospectus date July 31, 2001, was completed on December 31, 2001. A total of 4,302,000 units were sold in the offering. Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock at $.75 per share which has been changed. An aggregate of $2,151,000 in proceeds was paid for the units, of which over $1,650,000 was received by us after the deduction of placement agent fees and expenses of the offering. These proceeds have been utilized for the purposes described in our prospectus, including the payment in full of outstanding debt obligations at such time.

MEDICAL RECORDS BUSINESS

         We developed an information repository to store and transfer patient medical records in a secure environment and the software necessary to transfer the information over the Internet allowing for data retrieval and modification. We called these services "Vital Health Information" and "Patient Data Quickly." We have approximately $1,750,000 invested in our Medical Records Business. Our Medical Records Business has generated gross receipts, but has never been profitable. We do not expect that we will ever earn a profit from this business, and our board of directors determined to license our medical records applications to our current Chief Executive Officer/Chief Financial Officer/President as described immediately below.

         Effective April 1, 2004, we licensed, on an exclusive basis, the medical information field applications of our proprietary software to Mr. Farrar, for a $65,000 up-front payment and continuing license fees and sold certain furniture and equipment to Mr. Farrar for $10,000. We have retained all other applications of our software and intend to develop and commercialize applications in such areas as our available capital permits in the future. We believe that Mr. Farrar will develop our former medical information business in a manner to benefit us substantially. Our board of directors determined that it would be a more effective business strategy for us to focus our capital resources on our software applications with such application and on our proposed pharmaceutical development business. See "License Agreement for Medical Records Business" below.

         In the interim until we locate a replacement Chief Financial Officer, Chief Executive Officer and President, Mr. Farrar has agreed to continue to serve in those office positions and remain on our Board of Directors.

RECENT DEVELOPMENTS

         In January, 2004, we borrowed $100,000 from two individuals by issuing 4 promissory notes, each note bearing interest at the rate of 15% per annum. No payments have been made on the notes. They were due March 2004.

         In February 10, 2004, we commenced a private offering of 10,000,000 shares of our common stock to accredited investors at a purchase price of $.10 per share, for a total maximum of $1,000,000. Through June 7, 2004, one investor purchased 500,000 of our shares of common stock for $50,000.

LIQUIDITY AND FINANCIAL RESOURCES

         As of June 7, 2004, we have $200 of cash left to operate. Through March 31, 2004, we were in the development stage and had not carried on any significant operations and had not generated significant revenues. We have incurred net operating losses from the formation of our company through March 31, 2004, of $3,442,427 and have working capital and stockholders' deficiencies of $1,007,161 and $905,143, respectively, at March 31, 2004. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         At March 31, 2004, we were indebted to the Chief Executive Officer, Chief Financial Officer, President in the amount of $99,375, plus payroll taxes thereon, and the Chief Executive Officer, Chief Financial Officer, President in an amount of $26,169, plus payroll taxes thereon in unpaid salaries. This amount is included in accrued expenses. To date, we have covered operating deficits through our financing activities. As a result of our lack of operating success, we may not be able to raise additional financing to cover operating deficits. Our former counsel, Tannenbaum Helpern Syracuse & Hirschtritt LLP, has resigned effective December 31, 2003 due, in part, to non-payment of their accumulated billing in the amount of $210,708.

LICENSE AGREEMENT FOR MEDICAL RECORDS BUSINESS

         The license agreement between us and Mr. Farrar and Cargril Acceptance Corporation (a corporation wholly-owned by Mr. Farrar) provides for payment to us of a royalty on a monthly basis by Mr. Farrar/Cargril of 35% of net sales of licensed products and services, up to $200,000 of gross net margin, and 50% of net sales thereafter, until Mr. Farrar/Cargil has paid a total of $190,000 in royalties, after which the applicable royalty shall be 1% of gross net margin. The license agreement became effective April 1, 2004, and is for a perpetual term; provided, that we may terminate the agreement on specified notices prior to Mr. Farrar having paid the minimum royalty. Once Mr. Farrar has paid the minimum royalty, our sole remedy for default (other than seeking payment of royalties due or the cure of any other event of default) is to convert the license agreement from an exclusive agreement for the licensed field to a non-exclusive agreement.

OUR NEW PHARMACEUTICAL BUSINESS

         With the healthcare industry experiencing pressures to accelerate drug development, and with the weakening of the capital markets, there is a demand for alternative sources of capital and assistance. Our board of directors has determined that our business model be re-evaluated to address these concerns by engaging in a separate business in the health related area. Therefore, we intend to use a portion of the funds raised in our current private offering to enter into ventures with pharmaceuticals or biotechnology companies that own development stage (or later stage) therapeutic products and devices by providing them with capital and guidance to develop such therapeutic products or devices. We intend to provide our potential business partners with capital, technology assistance and relevant medical industry contacts and consultants. We intend that we will derive compensation for our services from the biotechnology and/or pharmaceutical companies through sharing in the revenue streams, which may be received by the business partner from our products, receiving payment of royalties and other contractual rights. We intend that the royalty payments that we may receive will be tied to the gross sales of a specific therapeutic product or device that we identify and will not correlate to the amount of funds that we will provide to the business partner. We intend to specify the use of the funds we will contribute to the business partner. We also intend to release funds based on the completion of certain milestones in the development or marketing of the therapeutic product or medical device, as monitored by us. We will require from the business partner periodic reports and statements on the status of the development of the specific product. An agreement will be individually negotiated with each business partner, and therefore, specific terms may be different in each relationship. Our intended ventures with business partners will provide us with the opportunity to explore and help develop innovative products to fight costly and life threatening diseases.

         Currently, we have acquired an interest in proceeds from the marketing of Notox(R), a natural herbal formulation whicH protects against intoxicating effects of alcohol. We may acquire additional interest in this product using a portion of the funds raised in our private offering. Imperial Gold Hong Kong, Inc. reports that its research appears to demonstrate that Notox helps restore motor skills and significantly helped reduce memory impairment caused by alcohol intoxication. Additionally, it appears to assist in protecting vital organs from the damaging effects of alcohol when taken preventively.

         Notox is composed of Ginseng and Orange extract, which appears to act as a synergistic catalyst. Together they appear to help to stimulate carbohydrate metabolism in the liver, by activating alcohol dehydrogenase and aldehyde dehydrogenase, which converts alcohol into non-toxic acetic acid. Product descriptions indicate that a recommended dosage of one or two capsules of Notox taken 30 to 45 minutes before alcohol consumption usually will prevent intoxication. We entered into an agreement with A.D. Pharma, Inc., a Florida corporation, on January 6, 2004. We acquired from Pharma up to 10% of the gross revenues to be received by Pharma from the sale of Notox within the United States for a period of 5 years from the date of the agreement. The consideration to be paid to Pharma by us is a total of $250,000 for the entire 10%. We have already paid Pharma $125,000 for 5% of gross proceeds from Notox. Under the agreement, we were entitled to an additional 5% of gross proceeds for $125,000 payable $50,000 by March 13, 2004 for 2% and $75,000 payable by April 12, 2004 for 3%. These payments were not made, and we may therefore no longer be entitled to purchase any such additional interest. Under the agreement, we agreed to receive the royalty interest over the period of the initial term based on the assumption that the revenues received by Pharma from the sale of Notox exceeds $500,000 during the first year of the initial term and $1,000,000 during each of the succeeding 4 years. If Pharma does not meet these milestones, we will be entitled to receive the royalty interest for one additional year beyond the initial term. In addition, Pharma may repurchase our entire royalty interest for $2,500,000.

         Our transaction with Pharma is dependent upon Pharma's relationship with Imperial Gold Hong Kong Inc., a Delaware company. Pharma has entered into a licensing Agreement with Imperial, dated December 15, 2003, as amended, pursuant to which Pharma received the exclusive rights to market Notox in the United States. The initial term of the agreement ends on December 15, 2006 and is automatically renewed, unless 90 days prior written notice is given by either party that such party wishes to terminate. In addition, with 60 days prior written notice Imperial may terminate this agreement in the event that Pharma fails to generate its semi-annual minimum sales of capsules for 2004, and for the subsequent calendar year period. In the event Imperial terminates the agreement with Pharma, Pharma will no longer have rights to sell Notox, and therefore, we will no longer receive payments with respect to Notox.

PATENTS AND PROPRIETARY TECHNOLOGY

         Some of our future products may be covered by patents. There can be no assurance that patent applications will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that issued patents or any patents subsequently issued to or licensed will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent patent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that our business partner's patents will not be infringed or successfully avoided through design innovation.

         There may be patent applications and issued patents belonging to competitors that may require alterations of their products, licensing fees or cessation of certain activities. If the technology of any product conflicts with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against our business partners claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, our business partners could be required to obtain a license in order to continue to manufacture or market the affected products.

         There can be no assurance that our business partners would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If Imperial and or Pharma become involved in such litigation, it could consume substantial resources and have a material adverse effect on our interest in Notox.

         The enactment of the legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact Imperial's patent position.

         In addition to the patents, patent applications, licenses and intellectual property processes described above, our business partners may also rely on unpatented technology, trademarks, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our business partners' technology or disclose such technology, or that our business partners can meaningfully protect their rights in such unpatented technology, trade secrets and information. Our business partners may require each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship. These types of agreements, if our business partners have them, generally provide that all inventions conceived by the individual in the course of employment or in providing services to our business partners and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of our business partners and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements if our potential business partners have them, will provide meaningful protection for our business partners' information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

         We have been advised that Notox is classified as a food product, and therefore, not subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. However, if the FDA determined that Notox is subject to their regulation, sales of Notox would have to cease until FDA approval would be received, if ever. It is likely that FDA approval would not be received during the period in which we receive interest from Notox.

         Other products may require FDA approval. See "Risk Factors" for a discussion of the factors to be considered with respect to FDA approval.

COMPETITION

         Competition in the hangover reducer industry is intense. There are at least 9 other hangover reducer products as follows: Chaser, Sober-X, First Call, Hangover Helper, Stop Over, Sob'r-K, Hangover Prevention Formula, Drink Ease and RU-21. Our competitors may have substantially greater resources, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of Imperial and Pharma. Competition with respect to Notox may be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor may be the timing of market introduction of Notox or its competitors. Accordingly, the speed with which Pharma can supply commercial quantities of the products to the market may be expected to be an important competitive factor. Notox's competitive position may also depend upon Pharma's and Imperial's ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales. While to our knowledge all of the competitors mentioned above serve as a hangover reducer, only Notox and RU-21 serve as an intoxication preventative.

         Other products that we invest in will be subject to similar competition.

PRODUCT LIABILITY

         The testing, manufacturing and marketing of Notox or other products will probably involve an inherent risk of product liability attributable to unwanted and potentially serious health effects. To the extent Imperial elects to test, manufacture or market products independently, it may bear the risk of product liability directly. While Imperial and Pharma may obtain insurance against the risk of product liability, the insurance may be subject to certain deductibles and coverage limitations. There may be no guarantee that if Imperial and Pharma have insurance, that such insurance may continue to be available at a reasonable cost, or at all or that the amount of such insurance will be adequate. If Imperial and Pharma are forced to spend considerable funds on product liability issues, it will divert funds from marketing and development. Similar considerations will apply to other products.

SECURITIES REGULATIONS

         We are not registered and do not intend to register as an investment company under the Investment Company Act, or any similar state laws. We do not believe that our interest in medical products and in Notox will constitute investment in securities and, therefore, will not cause us to be subject to regulations as an "investment company." However, if the SEC requires us to register as an investment company in order to undertake our new business, our day-to-day operations would then become subject to the regulatory and disclosure requirements imposed by the Investment Company Act. We do not have the infrastructure to operate as an investment company and would not be able to continue doing business if we were required so to register as an investment company.

EMPLOYEES

         We currently have one part time employee and three consultants.

FINANCING TRANSACTIONS

         During November and December 2002, we issued eight promissory notes aggregating $105,000 each payable in six months at an annual interest rate of 15%. In January and February 2003, we issued an additional five notes aggregating $145,000 with the same interest rate and maturity dates as those issued in November and December 2002. The placement agent was paid $10,500 in 2002 and $14,500 in 2003 representing 10% of the proceeds of the offering. The terms of the notes provide that the principal to be payable at the maturity date and interest to be payable monthly in arrears. The notes are not secured by any collateral, nor are they guaranteed by any party other than us. The notes rank pari-passu among themselves and the notes are not senior to any other of our debt. No principal payments have been made on these notes.

         In March 2003, we issued a $25,000, 20% interest bearing 90-day note payable to a member of our Medical Advisory Board.

         In March 2003, we conducted a best efforts private offering of up to 20,000,000 shares of our common stock to accredited investors at $.25 per share. The offering expired on June 30, 2003. We sold a total of 410,000 shares of our common stock and raised $102,500 of gross proceeds. We paid $10,250 to our placement agent. We used the net proceeds of the offering for general corporate purposes, including the expansion of our pharmaceuticals development business.

         In May 2003, we issued a director a $25,000, 20% interest bearing demand note.

         On December 31, 2003, note holders owed a total of $225,000, have agreed to restructure their promissory notes in exchange for purchase rights to acquire on aggregate 450,000 shares of our common stock for $0.01 per share. The fair value of the purchase rights as determined by the variance of the average of the bid and ask price of our publicly traded common stock on the date of the restructure of $85,500 is being charged to operations over the term of the restructure agreement. These note holders agreed to waive payment of unpaid interest, extend the term on the notes for one year to December 31, 2004 and make the notes interest free during the one-year term. Should the principal not be paid in full at December 31, 2004, the original loan terms and interest will apply going forward until the notes are paid in full. One note holder, who had previously extended his original notes due date to March 17, 2004, did not execute a restructuring agreement. His three notes aggregating $50,000 are in default as to principal and interest.

         On August 25, 2003, we entered into a royalty financing arrangement with a stockholder. The stockholder purchased for $50,000 royalty payments equal to 100% of all receipts for a two-year period from four of our customers up to $100,000. If at the end of the two year period the entire $100,000 has not been paid in full, the remaining unpaid balance will be immediately due and payable.

         In January 2004 we borrowed an additional $100,000 by issuing 4 promissory notes bearing interest at a rate of 15% per annum payable monthly in arrears. The notes are due 60 days from the date they were issued. These notes have not been paid. We are in default of the terms of these notes as to principal and interest.

         On January 5, 2004, our board of directors unanimously voted to lower the exercise price of our warrants from $0.75 to $0.40 and to extend the exercise date, set to expire on December 31, 2004, for an additional five-year period to December 31, 2009 and to lower the exercise price of the placement agent warrants from $0.75 to $0.40 for the unit and from $.75 to $.40 for the warrant underlying the unit and to extend the exercise date of both the unit warrant and the warrant underlying the unit, set to expire on December 31, 2004, for an additional five year period to December 31, 2009.

         In February 2004, we commenced a best efforts private offering of up to 10,000,000 shares of our common stock to accredited investors at $0.10 per share. Through June 7, 2004, one investor had purchased 500,000 common shares for $50,000.

REPORTS TO SECURITY HOLDERS

         MedStrong is a reporting company and files reports with the Security and Exchange Commission. The company files Form 10-QSB quarterly, Form 10-KSB, Annual Report, and Proxy annually, and Forms 8-K, Form 3 and Form 4 as required.

         The public may read and copy any materials the company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

EMPLOYEE BENEFIT PLANS

         We have adopted a stock rights plan, for which we have reserved 1,000,000 shares of our common stock. The plan is included as an exhibit to our 2002 Proxy Statement.

                                   MANAGEMENT

         All of our directors hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Executive officers are elected by the board of Directors on an annual basis and serve at the discretion of the board of directors.

         Our directors who are salaried employees do not receive any additional compensation for serving as a director and the directors who are not our salaried employees and do not receive any compensation for serving as a director.

         The Audit Committee is comprised of three non-employee directors. The Audit Committee is responsible for overseeing and monitoring management's and our independent auditors' participation in the financial reporting process. The Audit Committee must recommend our financial statements for a particular period to the Board of Directors before we may include them in any report filed with the Securities and Exchange Commission. The Audit Committee also performs such other duties as are set forth in its written charter. Directors do not receive any compensation for serving on the Audit Committee.

         The Compensation Committee is comprised of three non-employee directors. The Compensation Committee is responsible for determining the compensation of the Chief Executive Officer and the other senior executives of the Company and to establish policies for senior management.

         Our directors and executive officers are as follows:


--------------------------------------------------------------------------------------------------------
          NAME           AGE                                         POSITION
--------------------------------------------------------------------------------------------------------
Jerry R. Farrar           67    Director, Chief Executive Officer, Chief Financial Officer and President
--------------------------------------------------------------------------------------------------------
Joel San Antonio          51    Director and Chairman of the Board
--------------------------------------------------------------------------------------------------------
Ronald Glime              59    Director
--------------------------------------------------------------------------------------------------------
David Scotch              64    Director
--------------------------------------------------------------------------------------------------------
Edward L. Spindel         47    Director
--------------------------------------------------------------------------------------------------------
Michael R. Spindel        40    Director
--------------------------------------------------------------------------------------------------------
Michael Salpeter          49    Director
--------------------------------------------------------------------------------------------------------

JERRY R. FARRAR

         Mr. Farrar has served as a director of the company since the company's inception and served as President and Chief Executive Officer from the company's inception, and served as Chief Financial Officer from December 1, 2003. Mr. Farrar is an executive with extensive background in both the financial services and technology fields. He served as founder and chief strategist from September 1998 to September 2000 for CarsDirect.com, the e-commerce leader of online automobile sales, including finance and insurance services. Mr. Farrar developed and supported critical path strategies resulting in excess of $300 million of pre-IPO funding from the private investment community. He was President and Chief Executive Officer from January

1993 to September 1998 of Financial Technology, Inc., a financial insurance company. He has led five start-up companies in the financial services field. He was appointed to serve on the faculty of the World Auto Congress. He authored the comprehensive History of the Vehicle Service Contract for the White House and has been honored as a finalist in the Ernst and Young and Inc. Magazine entrepreneur of the year awards. Currently, Mr. Farrar is the principal owner of Cargil Acceptance Corporation, a company which licensed from us on an exclusive basis the medical information field applications of our proprietary software.

JOEL SAN ANTONIO

         Mr. San Antonio has served as Chairman of the Board since the company's inception and serves on the company's Audit Committee and Compensation Committee. Mr. San Antonio began his career as co-founder of a business in the women's fashion industry. In 1983, Mr. San Antonio and his partner exited the fashion industry and founded Warrantech Corporation, a third party administrator of service contracts and extended warranty programs. The company went public in 1984 and, in September 1997, was recognized by Fortune Magazine as one of the "100 Fastest Growing Companies in America." Today, Mr. San Antonio serves as Chairman of the Board and Chief Executive Officer of Warrantech Corporation and each of its operating subsidiaries. In addition, he was a founder of Corniche Group, Inc., a provider of insurance products and services, and served as a director from May 1998 through September 1999. Mr. San Antonio is a member of the Southwestern Connecticut Area Commerce and Industry Association and the Young Presidents' Organization, Inc. A recipient of many industry awards, he was a national finalist in Ernst & Young's 1998 "Entrepreneur of the Year" program. He is also involved in a variety of philanthropic and charitable activities and is a member of the Metropolitan Museum of Art and the Stamford Theater for the Performing Arts.

RONALD GLIME

         Mr. Glime has served as a director of the company since the company's inception and serves on the Company's Audit Committee and Compensation Committee. Mr. Glime began his career with Life Investors Insurance Company of America developing and marketing a national program of consumer products sold through a network of automobile dealers. He moved to American Warranty Corporation in 1978, resigning as its Chief Executive Officer in 1982. From 1983 through February 1991, Mr. Glime owned and operated an independent general insurance agency, managing over thirty sales people whose efforts resulted in the agency being consistently recognized as a leading national producer of vehicle service contracts. In 1991, he joined Warrantech Automotive, Inc. (formerly known as Warrantech Dealer Based Services, Inc.) as Regional Sales Manager and assumed the office of President in October 1992. He held this position until March 1999 at which time he assumed the office of President of U.S. and Canadian Operations for Warrantech Corporation, a publicly traded company, until his retirement in June 2003. In June 2003, Mr. Glime became the indirect beneficial owner of 50% of the limited liability company interests in Vehicle Protection Plus, L.L.C., a vehicle service contract administrator which since 1966, has sold warranties administered by Warrantech. Mr. Glime has been recognized on a number of occasions for his achievements as a businessman.

DAVID SCOTCH, M.S., M.D.

         Dr. Scotch has served as a director of the company since the company's inception and serves on the Company's Audit Committee and Compensation Committee. Dr. Scotch is licensed to practice medicine in the State of New York. Since 1998, Dr. Scotch has served as the Vice Dean for New York University School of Medicine and the Vice Dean for Faculty Affairs of New York University School of Medicine, responsible for various academic and administrative matters, including the operations of personnel and maintenance, the allocation of resources. Dr. Scotch served on the Admissions Committee and the Education and Research Committee and acted as a representative of the Dean's Office to the Faculty Council and to the Faculty Promotions and Tenure Committee. From 1972 to 1998, Dr. Scotch served as the Associate Dean of New York University School of Medicine. Dr. Scotch holds a B.A from Boston University, a M.D. from New York University School of Medicine and a M.S. from Massachusetts Institute of Technology, Sloan School of Management.

EDWARD L. SPINDEL, D.V.M.

         Dr. Spindel has served as a director of the company since March 2003. Dr. Spindel is licensed to practice veterinary medicine in the State of New York. Dr. Spindel is President and Director of Animal Ark Veterinary Service P.C., a NYSVMA accredited hospital with two locations. Dr. Spindel's academic background includes a Bachelor of Science with honors from Cornell University in 1978, Master of Science from Auburn University in 1980 and a Doctor of Veterinary Medicine from Cornell University in 1984. Dr. Spindel is internationally known for his work in animal medicine and has lectured on exotic animal medicine and surgery all around the world. Dr. Spindel maintains his research affiliation with Cornell University and is a member of the American Veterinary Medical Association, the American Animal Hospital Association, the Association of Avian Veterinarians and the Reptilian Veterinarians Association. Dr. Spindel and Michael R. Spindel, M.D. are brothers.

MICHAEL R. SPINDEL, M.D.

         Dr. Spindel has served as a director of the company since March 2003. Dr. Spindel has extensive clinical, research and academic experience. He has been in the private practice of plastic surgery since 1993 and is a clinical associate professor in plastic surgery at West Virginia School of Osteopathic Medicine. Dr. Spindel received his M.D. in 1981 from Emory University in Atlanta and subsequently completed residency training at Brown University School of Medicine and Boston University School of Medicine. He achieved board certification in urologic surgery in 1988 and went on to complete his plastic surgery fellowship at Eastern Virginia Graduate School of Medicine in 1993. Dr. Spindel's administrative experience includes appointments by the United States Air Force as a staff surgeon and department chief from 1987 through 1991 as well as service during Operation Desert Storm as head of the burn unit at the U.S.A.F. Hospital in the Republic of Oman. Dr. Spindel continues to lecture in plastic surgery and has authored multiple articles in the field of plastic and reconstructive surgery, including studies on the effects of various drugs on wound healing. Dr. Spindel and Edward L. Spindel, D.V.M. are brothers.

MICHAEL SALPETER, D.M.D.

         Dr. Salpeter has served as a director of the company since March 2003. Dr. Salpeter is licensed to practice dental medicine in the states of Connecticut and New York. Dr. Salpeter received his Bachelor of Arts in 1974 from Ithaca College, Ithaca, New York, and his General Practice Residency Certification from the University of Pennsylvania and a Doctor of Dental medicine (N.E.R.B.E.) in 1978 from the University of Pennsylvania with educational honors of Deans' List and Magna Cum Laude. Dr. Salpeter is a Fellow of the Academy of General Dentistry, The American Dental Association, the St. George Oral Cancer Society and The Philadelphia County Dental Society. Dr. Salpeter was a founder and principal architect of Fulton Dental Health Associates P.C. a multi-location dental healthcare provider in New York. Dr. Salpeter has extensive background in the disciplines of business and finance. Dr. Salpeter was President of Warrantech Corporation from 1996 to 1998. Dr. Salpeter is a Federal Grant Recipient for Cancer Research at University of Pennsylvania and a Managed Healthcare Consultant. Dr. Salpeter is a research associate at the University of Pennsylvania Department of Oral Medicine studying the effects and treatment of therapeutic radiation on the oral cavity in oral cancer patients. Dr. Salpeter is involved with critical and literature research at the University of Pennsylvania Hospital's Department of Oncology. Dr. Salpeter is also a managed care and healthcare marketing consultant.

MEDICAL ADVISORY BOARD

         Our Medical Advisory Board consisted of nine medical professionals. In September 2003, the Medical Advisory Board was disbanded.

EXECUTIVE COMPENSATION

         During the fiscal year ended December 31, 2003, Jerry R. Farrar, the company's President, Chief Financial Officer, and Chief Executive Officer, was entitled to be paid a base salary of $150,000 pursuant to his employment Agreement. However, due to our financial situation, Mr. Farrar was paid $100,000. At December 31, 2003 we were indebted to Mr. Farrar in the amount of $50,000, plus accrued payroll taxes thereon. This amount is included in accrued expenses.

                               Annual Compensation
                               -------------------


-------------------------------------------------------------------------------------------
     Name                 Salary         Bonus     Long-Term Compensation Awards Securities
                                                              Underlying Options
-------------------------------------------------------------------------------------------
Jerry R. Farrar        150,000 (1)         0                           0
-------------------------------------------------------------------------------------------

(1) Mr. Farrar is entitled to be granted annual options for $333,000 worth of common stock. The value is not determinable at this time.

EMPLOYMENT AGREEMENTS

         In January 2001, we and Jerry R. Farrar entered into a 3 year employment agreement pursuant to which Mr. Farrar became our President and Chief Executive Officer. The employment agreement provided for a base salary of $150,000 with a minimal annual 5% increase. Mr. Farrar received a $50,000 signing bonus that was to have been paid by us within 30 days of our receiving $1,000,000 in capital from any source. He was paid $30,000 in

December 2001 and $20,000 in January 2002. Mr. Farrar was also eligible to receive an annual incentive bonus that was not to exceed his salary. We together with Mr. Farrar were to determine the criteria for this incentive bonus. Under the agreement, Mr. Farrar was to be granted options to purchase up to $333,000 worth of shares of common stock under our incentive stock option plan that was to be determined based upon the market value of our common stock on the date the options are granted by the board of directors. The options were to vest over the term of Mr. Farrar's employment. Pursuant to the agreement, Mr. Farrar was to receive additional benefits including medical insurance, group term life insurance and automobile expenses.

         On July 28, 2003, we hired a Chief Financial Officer, Mr. Howard Cohn, pursuant to an offer letter dated June 18, 2003, for a three year term with an annual base salary of $100,000, increasing to $120,000 annually after 120 days. The agreement also provided for a (i) a signing bonus of 350,000 non-qualified shares of the Company's stock at a price of $0.001 per share with immediate vesting, and (ii) a stock option grant to purchase 150,000 shares at fair market value at the date of the grant, to vest for each year, over a three-year period of service, equally, pro rata, as of the last day of each of the anniversary years, plus one day.

         Due to our financial condition of the Company, we laid off the Chief Financial Officer effective November 30, 2003 and the employment agreement was rescinded by mutual agreement subject to certain terms and conditions.

         We agreed to the issuance of a non-qualified option of 350,000 shares of our common stock at a price of $.001 per share to be immediately vested. We acknowledged that unpaid salary of $26,169 and resulting payroll taxes is owed to Mr. Cohn, is accrued on our books and is payable as a priority liability. We agreed to pay for three months of health insurance and deliver a check to Mr. Cohn for $1,000. Mr. Cohn agreed to waive his stock grants pursuant to his agreement, other than the 350,000 shares, and waive the severance clause of his agreement. The non-qualified option for 350,000 shares was exercised by Mr. Cohn on January 17, 2004.

         On October 1, 2003, Brenda Farrar tendered her resignation as Vice President of Communications and Sale Center Operation. She remains as one of our consultants. In the event of her termination as a consultant, we agreed to a sixty day contract severance fee and ninety days of paid health insurance. Ms. Farrar and Jerry R. Farrar were formally married and are now divorced.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information relating to the beneficial ownership of common stock by members of the board of directors and our officers as a group, as well as certain other beneficial owners as of June 7, 2004:

         o Each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock
         o  Each stock of our directors
         o  Each of our named executive officers
         o  All of our directors and executive officers as a group

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes votary and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

         The numbers and percentage of shares beneficially owned prior to this offering are based on 32, 748,043 shares of common issued and outstanding on June 7, 2004.


---------------------------------------------------------------------------------------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER/NUMBER PERCENT              NUMBER             PERCENTAGE
---------------------------------------------------------------------------------------------------
Jerry R. Farrar (1)                                                  2,000,000              6.11%
---------------------------------------------------------------------------------------------------
Joel San Antonio (2)                                                13,320,000             40.67%
---------------------------------------------------------------------------------------------------
Ronald Glime (3)                                                     1,000,000              3.05%
---------------------------------------------------------------------------------------------------
Charles Stiene (4)                                                   4,000,000             12.21%
---------------------------------------------------------------------------------------------------
David Scotch (5)                                                       360,000              1.10%
---------------------------------------------------------------------------------------------------
Edward Spindel (6)                                                     360,000              1.10%
---------------------------------------------------------------------------------------------------
Michael Spindel (7)                                                    360,000              1.10%
---------------------------------------------------------------------------------------------------
Michael Salpeter (8)                                                   360,000              1.10%
---------------------------------------------------------------------------------------------------
All current directors and executive officers of MedStrong, as       17,760,000             54.23%
a group (5 persons)
---------------------------------------------------------------------------------------------------

(1) Mr. Farrar's address is c/o MedStrong International Corporation, 734 Silver Spur Road, Suite 105, City of Rolling Hills, CA 90274.

(2) Shares owned by Mr. San Antonio include an aggregate of 1,000,000 shares held by Mr. San Antonio as custodian for his two minor children and 250,000 shares owned by Mr. San Antonio's wife, of which 250,000 shares Mr. San Antonio disclaims beneficial ownership. Mr. San Antonio's address is c/o Warrantech Corporation, 350 Bedford Street, Stamford, CT 06901.

(3) Mr. Glime's address is c/o Vehical Protection Plus L.L.C., 268 Christian Church Road, Suite 1, Johnson City, TN 37615.

(4) Mr. Stiene's address is 119 Sea Cove Road, Northport, NY 11768.

(5) Dr. Scotch's address is 34 Ravenwood Drive, Weston, CT 06883.

(6) Dr. Spindel's address is 2996 Belgium Road, Baldwinsville, NY 13027

(7) Dr. Spindel's address is 5223 Duane Drive, Fayetteville, NY 13066

(8) Dr. Salpeter's address is 12G Putnam Green, Greenwich, CT 06830

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In the future, if we intend to enter into any material transactions or loans with any officer or director, or any company owned by any officer or director, we will do so on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and any forgiveness of any such loans must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to independent counsel.

         Commencing in December 2002 through February 2003 we borrowed $250,000 by issuing 13 promissory notes bearing interest at a rate of 15% per annum payable monthly in arrears. No principal payments have been made on these notes. The notes are due December 31, 2004. $235,000 of these notes were issued to four of our board of directors and to 3 of our Medical Advisory Board members. Specifically, we borrowed the following amounts from the following directors:
$5,000 from Ronald Glime, $95,000 from Edward Spindel, $50,000 from Michael Spindel and $10,000 from Michael Salpeter.

         In August 2003, we purchased used telephone equipment from an entity whose chairman and Chief Executive Officer is our board's chairman. The equipment was financed by a note and was paid in January 2004. Interest of $55 was charged to operations in 2003 and was paid in 2004.

         We have licensed to our current President, Chief Financial Officer and Chief Executive Officer, Mr. Jerry R. Farrar, effective April 1, 2004, on an exclusive basis the medical information field applications of our proprietary software, for a $65,000 up-front payment and continuing license fees and to sell certain furniture and equipment to Mr. Farrar for $10,000. We have retained all other applications of our software.

         The license agreement between us and Mr. Farrar and Cargril Acceptance Corporation (a corporation wholly-owned by Mr. Farrar) provides for payment to us of a royalty on a monthly basis by Mr. Farrar/Cargril to the Company of 35% of the net sales of licensed products and services, up to $200,000 of net sales, and 50% of gross net margin thereafter, until Mr. Farrar/Cargil has paid a total of $190,000 in royalties, after which the applicable royalty shall be 1% of gross net margin. The license agreement was effective April 1, 2004, and is for a perpetual term; provided, that we may terminate the license agreement on specified notices prior to Mr. Farrar/Cargil having paid the minimum royalty. Once Mr. Farrar/Cargil has paid the minimum royalty, our sole remedy for default (other than seeking payment of royalties due or the cure of any other event of default) is to convert from an exclusive agreement for the licensed field to a non-exclusive agreement.

         During the fiscal year ended December 31, 2003, Jerry R. Farrar, our President, Chief Financial Officer and Chief Executive Officer was entitled to be paid a base salary of $150,000 pursuant to his employment agreement with us. However, due to our financial situation, Mr. Farrar was paid $100,000. At December 31, 2003 we were indebted to Mr. Farrar in the amount of $50,000, plus accrued payroll taxes thereon.

         On June 1, 2004 we entered into a one year lease agreement with Warrantech Corporation to rent an office from Warrantech Corporation's offices at 350 Bedford Street, Stamford, Connecticut 06901 for $350 per month. Our Chairman of the Board, Joel San Antonio, is also the Chairman of the Board and Chief Executive Officer of Warrantech Corporation.

                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 75,000,000 shares of common stock, par value $.001 per share.

COMMON STOCK

         There are currently 32,748,043 shares of our common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors.

         The holders of common stock are entitled to receive pro-rata such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends to holders of common stock. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

WARRANTS

         There are currently 4,302,000 warrants outstanding. Each warrant gives its holder the right to purchase one share of common stock at $.40. The warrants are exercisable at any time until December 31, 2009.

         If our common stock trades for at least 5 consecutive trading days at a price of $1.50 or more, we will have the right to call the warrants at a price of $.01 per warrant unless an investor chooses to exercise his or her warrants at that time.

PLACEMENT AGENT WARRANTS

         There are currently 430,200 warrants to purchase one unit, consisting of one share of our common stock and one warrant to purchase one share of our common stock for a purchase price of $.40 per share, at a purchase price of $.40 per unit. The warrants are exercisable at any time until December 31, 2009.

                                     OFFICE

         We have moved our primary offices to 350 Bedford Street, Suite 203, Stamford, Connecticut 06901. On June 1, 2004, we entered into a one year lease agreement with Warrantech Corporation. Under the terms of the lease we will lease an office from Warrantech Corporation for $350.00 per month. Our lease will renew automatically for additional one year terms unless terminated in writing by either party at least 30 days prior to the end of the then current term.

         We also have a branch office at 734 Silver Spur Road, Suite 105, City of Rolling Hills Estates, California 90274. We have no required payments for our California location. The future minimum lease payments under the old lease for our former offices in California at September 30, 2003, which expires in September 2006, amounts to $99,000. The unpaid balance under the old lease of $13,022 at December 31, 2003 is to be repaid through September 1, 2004. We are currently negotiating a settlement of our renegotiated lease and the unpaid balance under our old lease in California.

         Mr. Farrar has personally guaranteed performance under the California lease until he provides a pledge of 200,000 of his shares of our unrestricted common stock. It is his intention to provide this pledge after January 1, 2004. As of June 7, 2004, he has not done so. On September 29, 2003, the board of directors ratified the action of Mr. Farrar's personal guarantee, and resolved that if we are not able to fulfill our obligation to pay the amount under the California lease either guaranteed or secured and Mr. Farrar's stock is forfeited, that we will replace the amount of stock forfeited to him and indemnify him against any loss.

                                     EXPERTS

         The financial statements of MedStrong International Corporation as of December 31, 2003 incorporated by reference in this supplement have been audited by Weinick Sanders Leventhal & Co., LLP independent certified public accountants, as set forth in their report on such financial statements, and are incorporated in this supplement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         FINANCIAL AND OTHER INFORMATION

         The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this supplement:

         (a) Our latest Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, file no. 333-57468

         (b) Our latest Quarterly Report on Form 10-QSB for quarter year ended March 31, 2004, file no. 333-57468.

         (c) All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         (d) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this supplement and to be part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this supplement shall be deemed to be modified or superseded for purposes of this supplement to the extent that a statement contained in this supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this supplement modifies or supersedes that statement.

We will provide without charge to each person who has received a copy of this supplement, upon the written or oral request of that person, a copy of any or all the documents that have been or may be incorporated by reference into this supplement, other than exhibits to those documents, unless the exhibits are incorporated by reference in those documents. Written requests for copies should be directed to the our principal executive offices at 350 Bedford Street, Suite 203,Stamford, CT 06901, attention: Joel San Antonio, Chairman. Telephone requests for copies should be directed to our Chairman at (203) 352-8800.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 1:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant does not have liability insurance for its officers and directors.

         Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 2:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Not applicable.

ITEM 3:  UNDERTAKINGS

A. Registrant hereby undertakes:

                  a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (1) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (2) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (3) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         E. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

ITEM 4:  UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.

         During November and December 2002, we issued eight promissory notes aggregating $105,000 each payable in six months at an annual interest rate of 15%. In January and February 2003, we issued an additional five notes aggregating $145,000 with the same interest rate and maturity dates as those issued in November and December 2002. The placement agent was paid $10,500 in 2002 and $14,500 in 2003 representing ten (10%) percent of the proceeds of the offering. The terms of the notes provide that the principal to be payable at the maturity date and interest to be payable monthly in arrears. The notes are not secured by any collateral, nor are they guaranteed by any party other than us. The notes rank pari-passu among themselves and the notes are not senior to any other of our debt. No principal payments have been made on these notes.

         In March 2003, we issued a $25,000, 20% interest bearing 90-day note payable to a member of our Medical Advisory Board.

         In May 2003, we issued a director a $25,000, 20% interest bearing demand note.

         On December 31, 2003, note holders owed aggregating to a total of $225,000, have agreed to restructure their promissory notes in exchange for purchase rights to acquire on aggregate 450,000 shares of our common stock for $0.01 per share. The fair value of the purchase rights as determined by the variance of the average of the bid and ask price of our publicly traded common stock on the date of the restructure of $85,500 is being charged to operations over the term of the restructure agreement. These note holders agreed to waive payment of unpaid interest, extend the term on the notes for one year to December 31, 2004 and make the notes interest free during the one-year term. Should the principal not be paid in full at December 31, 2004, the original loan terms and interest will apply going forward until the notes are paid in full. One note holder, who had previously extended his original notes due dates to March 17, 2004, did not execute a restructuring agreement. His three notes aggregating $50,000 are in default as to principal and interest.

         In February 2004, we commenced a best efforts private offering of up to 10,000,000 shares of our common stock to accredited investors at $0.10 per share. Through June 7, 2004, one investor purchased 500,000 common shares for $50,000.

         These shares of common stock were issued in reliance of the exemption from registration provided by Rule 506 of the Securities Act of 1933.

ITEM 5:  INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

1.1 Specimen Placement Agents Warrant (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

3.1 Amended and Restated Articles of Incorporation of the MedStrong International Corporation (incorporated herein by reference to the MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

3.2 Amended and Restated By-Laws of MedStrong International Corporation (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

3.3 Amendment to Article III, Section 1, of Medstrong International Corporation By-Laws. (Filed herewith.)

4.1 Specimen Common Stock Certificate of MedStrong International Corporation (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

4.2 Specimen Warrant Certificate of MedStrong International Corporation (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.1 Employment Agreement, dated December 15, 2000, between MedStrong International

                  Corporation and Jerry R. Farrar (incorporated herein by reference to the MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.2 Master Services Agreement, dated March 9, 2001, between MedStrong International Corporation and Dominion Technology Partners, Inc. (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.3 Agreement to Purchase Web Site and Domain Name, dated March 9, 2001, between MedStrong International Corporation and Dominion Technology Partners, Inc. (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.4 Agreement, dated January 29, 2001, between the Company and Discount Development Services, L.C.C. (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.5 Lease, dated December 26, 2000, between MedStrong International Corporation and Palos Verdes Office Partners, LLC (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.6 Form Lock-Up Agreement between MedStrong International Corporation and nonpublic Stockholders (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.7 Warrant Agreement, dated July 31, 2001, between MedStrong International Corporation and American Stock Transfer & Trust Company (incorporated herein by reference to MedStrong International Corporation's Form SB-1 filed with the Commission (File No. 333-57468)).

10.8 Agreement dated January 6, 2004 between MedStrong International Corporation and A.D. Pharma for the purchase of up to 10% of the gross revenues of the sale of Notox, a natural alcohol detoxicant manufactured by Imperial Gold Hong Kong, Inc. (incorporated herein by reference to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004).

10.9 Settlement Agreement, dated November 25, 2003, pertaining to the layoff of the Chief Financial Officer (incorporated herein by reference to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14,
                  2004).

10.10 First Amendment to Office Lease, dated September 30, 2003, by and between Palos Verdes Office Partners, LLC and MedStrong International Corporation (incorporated herein by reference to the MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004).


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


10.11 MedStrong International Corporation Code of Business Conduct and Ethics (incorporated herein by reference to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004).

10.12 License Agreement, dated April 1, 2004, between MedStrong International Corporation and Jerry R. Farrar/Cargril Acceptance Corporation (incorporated herein by reference to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004).

10.13 Bill of Sale, dated April 1, 2004, from MedStrong International Corporation to Jerry R. Farrar (incorporated herein by reference to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on April 14, 2004).

10.14 Royalty Agreement dated August 25, 2003 between MedStrong International Corporation and Christine Durbak (incorporated herein by reference to Amendment No. 1 to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on May 6, 2004).

10.15 Promissory Note between MedStrong International Corporation and Michael Barrasso dated January 9, 2004 (3 at $25,000 each) (incorporated herein by reference to Amendment No. 1 to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on May 6, 2004).

10.16 Promissory Note between MedStrong International Corporation and Sid Patterson dated January 15, 2004 (incorporated herein by reference to Amendment No. 1 to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on May 6, 2004).

10.17 Example of Loan Restructuring Agreement between MedStrong International Corporation and Note Holders extending terms for one year from December 31, 2003 to December 31, 2004 (incorporated herein by reference to Amendment No. 1 to MedStrong International Corporation's Annual Report on Form 10-KSB, filed with the Commission on May 6, 2004).

10.18 Lease Agreement between MedStrong International Corporation and Warrantech Corporation dated June 1, 2004. (Filed herewith)

(23)(a) Consent of Weinick Sanders Leventhal & Co., LLP (Filed herewith)

(23)(b) Consent of Tannenbaum Helpern Syracuse & Hirschtritt LLP (included in Exhibit 5) (Filed herewith)

                                   SIGNATURES

         The issuer has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on June 14, 2004.

                                       MedStrong International Corporation

                                       By: /s/ Jerry R. Farrar
                                           -------------------------------------
                                       Name:  Jerry R. Farrar
                                       Title: Chief Executive Officer, Chief
                                       Financial Officer, President and Director

         This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Joel San Antonio                                    Date: June 14, 2004
     -------------------------------
Name: Joel San Antonio
Title: Director

By:  /s/ Ronald Glime                                        Date: June 14, 2004
     -------------------------------
Name: Ronald Glime
Title: Director

By:  /s/ David Scotch                                        Date: June 14, 2004
     -------------------------------
Name: David Scotch
Title: Director

By:                                                          Date: June --, 2004
     -------------------------------
Name: Edward L. Spindel
Title: Director

By:                                                          Date: June --, 2004
     -------------------------------
Name: Michael R. Spindel
Title: Director

By:                                                          Date: June --, 2004
     -------------------------------
Name: Michael Salpeter
Title: Director


                                       37